Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

November 4, 2015

Northwest Pipe Company Reports Third Quarter 2015 Results and Announces Conference Call

VANCOUVER, WA – 11/04/15 – Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the quarter ended September 30, 2015. The Company will broadcast its third quarter 2015 earnings conference call on Thursday, November 5, 2015, at 8:00 AM PST.

Third Quarter 2015 Results

Net sales from continuing operations for the quarter ended September 30, 2015 decreased 55.1% to $52.3 million compared to $116.5 million for the quarter ended September 30, 2014. Gross loss was $2.5 million (negative 4.8% of net sales from continuing operations) in the third quarter of 2015, a decrease in profitability from a gross profit of $15.8 million (13.6% of net sales from continuing operations) in the third quarter of 2014. The loss from continuing operations for the third quarter of 2015 was $1.5 million or $0.16 per diluted share compared to income from continuing operations of $5.9 million or $0.61 per diluted share for the third quarter of 2014.

Water Transmission sales decreased by 48.2% to $39.8 million in the third quarter of 2015 from $76.9 million in the third quarter of 2014. The decrease in net sales was the result of a 35% decrease in production due to reduced demand and project timing and a 21% decrease in selling prices, which was primarily due to lower steel costs. Water Transmission had a segment gross loss of $0.7 million (negative 1.8% of segment net sales) in the third quarter of 2015 compared to a gross profit of $16.6 million (21.5% of segment net sales) in the same quarter of 2014. Water Transmission gross profit decreased in total and as a percent of net sales due to the mix of products produced coupled with significant competition on recent project bids. In addition, gross profit was negatively impacted by a third quarter lower of cost or market charge of $1.1 million and $0.4 million in claims with steel supplies.

Tubular Products sales from continuing operations decreased 68.4% to $12.5 million in the third quarter of 2015 from $39.6 million in the third quarter of 2014, driven by a 57% decrease in tons sold and a 27% decrease in selling prices per ton.  Tubular Products segment gross loss increased to $1.8 million (negative 14.2% of segment net sales from continuing operations) in the third quarter of 2015 compared to $0.7 million (negative 1.9% of segment net sales from continuing operations) in the third quarter of 2014. Gross profit was negatively affected by reduced sales volumes due to lower demand and high levels of imported pipe.

For the nine months ended September 30, 2015, free cash flow, defined as net cash generated from operating activities after capital expenditures for property, plant and equipment, was $30.1 million, compared to $19.5 million during the nine months ended September 30, 2014.

As of September 30, 2015, the backlog of orders in the Water Transmission segment decreased to approximately $101 million compared to a backlog of orders of $109 million as of June 30, 2015 on virtually the same level of backlog tons. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that we are the successful bidder even though a binding agreement has not been executed.

Outlook

“We expect fourth quarter revenue and backlog in Water Transmission to improve due to increased second half bidding levels. However, the extremely competitive market conditions and continued collapse of steel prices are expected to restrict revenues and keep margins under pressure for the near term,” said Scott Montross, President and Chief Executive Officer of the Company. “In Tubular Products, import pressures, depressed energy prices and the collapsing steel market have created a very challenging environment. We continue to operate Atchison at reduced levels while we explore the sale of the facility.”

Conference Call

The Company will hold its third quarter 2015 earnings conference call on Thursday, November 5, 2015 at 8:00 AM PST. The live call can be accessed by dialing 1-888-566-6175 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available until Friday, December 4, 2015 by dialing 1-866-441-1048 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is a leading manufacturer of welded steel pipe and tube products. The Water Transmission Group is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Group is positioned to meet North America's growing needs for water and wastewater infrastructure. The Water Transmission Group serves a wide range of markets and their solution-based products are a good fit for applications including: water transmission, plant piping, low pressure and gravity flow, energy, tunnels, river crossings, railroad and highway, large diameter pressure pipe rehabilitation, structural, and industrial. The Tubular Products Group operates a state-of-the-art electric resistance weld mill facility. The Tubular Products portfolio serves a wide range of markets and its quality certified pipe and tube products are good for applications including: oil and gas, structural industrial, fire protection, low pressure and agricultural. The Company is headquartered in Vancouver, Washington and has manufacturing facilities in the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, the results of our exploration of the sale of our remaining energy tubular products business, including our ability to identify and complete any transactions or other actions as a result of such efforts, our ability to identify and complete internal initiatives and/or acquisitions in order to grow our Water Transmission business and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting free cash flow, which is a non-GAAP measure, to better enable investors and others to assess our results and compare them with our competitors. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Robin Gantt

Chief Financial Officer
(360) 397-6250

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NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales:
Water Transmission	$39,792	$76,857	$134,479	$182,061
Tubular Products	12,543	39,648	56,567	119,079
Net sales	52,335	116,505	191,046	301,140

Cost of sales:
Water Transmission	40,517	60,298	126,430	152,343
Tubular Products	14,329	40,387	65,829	117,346
Total cost of sales	54,846	100,685	192,259	269,689

Gross profit (loss):
Water Transmission	(725)	16,559	8,049	29,718
Tubular Products	(1,786)	(739)	(9,262)	1,733
Total gross profit (loss)	(2,511)	15,820	(1,213)	31,451

Selling, general and administrative expense	4,773	6,489	17,199	17,847
Impairment of Water Transmission goodwill	-	-	5,282	-

Operating income (loss):
Water Transmission	(2,384)	14,429	(2,566)	23,673
Tubular Products	(2,298)	(1,155)	(11,169)	550
Corporate	(2,602)	(3,943)	(9,959)	(10,619)
Total operating income (loss)	(7,284)	9,331	(23,694)	13,604

Other income	24	39	82	2
Interest income	10	220	173	383
Interest expense	(195)	(457)	(898)	(1,796)
Income (loss) before income taxes	(7,445)	9,133	(24,337)	12,193
Income tax expense (benefit)	(5,930)	3,275	(8,642)	4,364
Income (loss) from continuing operations	(1,515)	5,858	(15,695)	7,829
Loss from discontinued operations	-	(837)	-	(11,720)

Net income (loss)	$(1,515)	$5,021	$(15,695)	$(3,891)

Basic income (loss) per share
Continuing operations	$(0.16)	$0.62	$(1.64)	$0.82
Discontinued operations	-	(0.09)	-	(1.23)
Total	$(0.16)	$0.53	$(1.64)	$(0.41)

Diluted income (loss) per share
Continuing operations	$(0.16)	$0.61	$(1.64)	$0.82
Discontinued operations	-	(0.09)	-	(1.23)
Total	$(0.16)	$0.52	$(1.64)	$(0.41)

Shares used in per share calculations:
Basic	9,565	9,519	9,558	9,513
Diluted	9,565	9,616	9,558	9,595

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$635	$527
Trade and other receivables, net	35,422	58,310
Costs and estimated earnings in excess of billings on uncompleted contracts	38,700	45,847
Inventories	49,161	72,779
Other current assets	14,750	17,776
Total current assets	138,668	195,239
Property and equipment, net	132,640	132,595
Other assets	12,111	24,048
Total assets	$283,419	$351,882

Liabilities:
Borrowings on line of credit	$6,552	$-
Current portion of capital lease obligations	171	2,170
Accounts payable	10,463	15,480
Accrued liabilities	9,213	9,071
Billings in excess of costs and estimated earnings on uncompleted contracts	695	2,835
Total current liabilities	27,094	29,556
Borrowings on line of credit	-	45,587
Capital leases, less current portion	112	225
Other long-term liabilities	25,391	30,879
Total liabilities	52,597	106,247

Stockholders' equity	230,822	245,635
Total liabilities and stockholders' equity	$283,419	$351,882